UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 15, 2006
(Date of earliest event reported)

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

American Vehicle Insurance Company (“American Vehicle”), a wholly owned subsidiary of 21st Century Holding Company, has, entered into a 100% Quota Share Reinsurance Agreement (the “Agreement”) with Republic Underwriters Insurance Company (“Republic”) for a portion of its business and a portion of the business assumed by it from its affiliated member companies.

The Agreement was executed on April 15, 2006 and became effective April 15, 2006. The Agreement will allow American Vehicle to assume commercial general liability and special events policies in territories and states where Republic and its affiliated member companies are authorized to issue such policies subject to American Vehicle’s underwriting guidelines, as approved by Republic. The Agreement provides that amounts that may become due under the Agreement will be secured by an irrevocable letter of credit (“LOC”) in favor of Republic that shall equal or exceed the greater of (1) $15 million, or (2) the sum of the reserves of unearned premium the reserves for losses and loss adjustment expenses and other reinsurance balances. Initially, the LOC is in the amount of $15 million with provisions to increase to $20 million if warranted. Republic will earn a ceding commission in connection with this Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.
10.37	Quota Share Reinsurance Agreement between American Vehicle Insurance Company and Republic Underwriters Insurance Company dated April 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: April 19, 2006	By: /s/ James Gordon Jennings, III
Name: James Gordon Jennings, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.37	Quota Share Reinsurance Agreement between American Vehicle Insurance Company and Republic Underwriters Insurance Company dated April 15, 2006.